Exhibit 99.1

GILLA ADVANCES CANNABIS CONCENTRATES DIVISION

TORONTO, CANADA – (June 1st, 2017) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, manufacturer and marketer of E-liquid for vaporizers, today announced that the Company’s Toronto-based subsidiary, Gilla Enterprises Inc., has engaged two senior product developers, Ryan Bennett and Judy Spasser, who are both based in Colorado, to further the Company’s research and development initiatives in the cannabis concentrates sector. Ryan brings to Gilla many years of cannabis production and extraction expertise. Judy has spent the last several years developing formulations for certain niche cannabis concentrate products.

Gilla is developing a suite of vapor and cannabis concentrate products under a new brand including high terpene vape oils, pure crystalline, high performance vape pens and other targeted products, some of which can be viewed on Instagram under the name @the0therone. These products and the corresponding brand will be launched in the coming weeks through licensing agreements with licensed operators and distributors across multiple jurisdictions. The Company is developing a turn-key solution for its prospective licensees which will include unique extraction techniques, standard operating procedures, custom formulations, production level support, sales and marketing support and additional brand level support from Gilla. The Company will seek to generate revenue through royalties and other support fees that will be based on a percentage of total gross revenues from the sale of Gilla’s products by its licensed partners. The Company has established relationships with a number of prospective licensees and is working towards launching products for sale this summer.

“I am pleased to announce the addition of Ryan and Judy to Gilla,” stated Graham Simmonds, Chairman and CEO of Gilla. He added, “Our focus over the past few months has been the development of our full range of vape and concentrate products for the cannabis market. I have no doubt that given the experience and strength of our team, we will have market leading products for sale right out of the gate. Gilla’s mandate is to build a multi-jurisdictional brand and product business servicing both the nicotine and cannabis user with high quality products and a consistent user experience. With these products soon to be launched, we are now well on our way to achieving this goal.”

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation of smoking. Gilla aims to be a global leader in delivering the most efficient and effective vaping solutions for nicotine and cannabis related products. The Company provides consumers with choice and quality across various categories and price points. Gilla’s proprietary product portfolio includes the following brands: Coil Glaze™, Siren, The Drip Factory, Craft Vapes™, Craft Clouds, Surf Sauce, Vinto Vape, VaporLiq, Vape Warriors, Vapor’s Dozen, Miss Pennysworth’s Elixirs, The Mad Alchemist™, Replicant, Enriched Vapor and Crown E-liquid™.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. Bradford Long
Investor Relations
T: 1 (888) 994-GLLA (4552)
E: brad.long@gilla.com